Q3 Interim Management Statement

Table of contents 3 President and CEO’s comments 4 Key figures and ratios 5 Operating and financial review 5 Total comprehensive income 8 Financial position 10 Financial statements Statement of comprehensive income Statement of financial position Statement of changes in equity Cash flow statement Notes to the interim financial statements 14 Note 1 Net interest income Note 2 Net profit/loss on financial operations Note 3 Expected credit loss Note 4 Net loan losses Note 5 Financing outstanding Note 6 Debts evidenced by certificates Note 7 Basis of preparation Key ratio definitions In September, NIB’s Board and Executive Committee visited Nuuk, Greenland, to discuss the country’s development and investment needs and gain first hand insights into its evolving investment landscape. The visit included exchanges with the government, Naalakkersuisut, and the business community on economic development, infrastructure, connectivity and future growth opportunities.

President and CEO’s comments September marked an important milestone for NIB as we celebrated the Bank’s 50th anniversary and launched our renewed mission and strategy, with a stronger focus on resilience, security and defence. This milestone was not only an opportunity to reflect on five decades of supporting sustainable growth and development in the Nordic Baltic region, but also to set a clear direction for NIB’s future. Our renewed mission will guide the Bank’s efforts to strengthen competitiveness, sustainability and resilience across the Nordic Baltic region. The Bank’s business activity remained strong following the record high second quarter. During the first nine months of the year, NIB disbursed EUR 3.5 billion in new financing, an increase of 29% compared with the same period last year. Financing was provided across a range of sectors and activities, including on lending through financial institutions, energy infrastructure, connectivity, and high performance computing and cloud based data investments. The Bank’s mission fulfilment rate was 100%, reflecting the continued strong impact of NIB’s financing activities. NIB continued to deliver solid financial results. Underlying core net interest income development remained positive. Higher outstanding financing volumes and treasury activities supported net interest income which increased to a record EUR 265 million for the January September period. Net profit for the first nine months amounted to EUR 196 million, a decrease of 14% compared with the corresponding period last year. The decrease in net profit was primarily driven by unrealized valuation changes in financial operations. To support the demand for financing, NIB raised EUR 8.2 billion in new funding during the first nine months of the year. This included a USD 1 billion three year benchmark bond issued during the third quarter. The Bank remains in a strong financial position, as reflected in our AAA/Aaa credit ratings, which were reaffirmed by S&P Global Ratings earlier this year and by Moody’s in July. As we enter NIB’s next chapter, we do so from a position of strength, supported by robust business activity, solid financial performance and demand from bond investors. Together, these provide a solid foundation for implementing our renewed mission and strategy. André Küüsvek, President & CEO Key figures and ratios

In millions of euro, unless otherwise specified Jan–Sep 20261 Jan–Sep 20251 YoY change Jan–Dec 2025 Net interest income 265 262 1.5% 349 Profit before net loan losses 200 234 14.6% 299 Net profit 196 229 14.4% 287 New financing2 3,473 2,686 29.3% 3,891 New financing committed3 4,076 3,533 15.4% 4,753 % of loans achieving good or above mandate4 100.0% 97.5% 2.5pp 98.1% New debt issuance 8,191 8,517 3.8% 9,162 Financing outstanding5 25,567 24,267 5.4% 24,089 Total assets 45,078 43,801 2.9% 42,639 Debts evidenced by certificates 38,039 36,947 3.0% 35,883 Total equity 4,843 4,688 3.3% 4,741 Equity/total assets6 10.7% 10.7% 0pp 11.1% Return on equity6 5.5% 6.7% 1.2pp 6.2% Cost/income6 18.6% 16.0% 2.7pp 17.0% Number of employees at period end 267 272 1.8% 272 1 Unaudited figures. 2 Including loan disbursements and investments in Lending bonds. Lending bonds are investments in labelled (green, social, sustainability and sustainability linked), MREL (minimum requirement for own funds and eligible liabilities) and other bonds initiated by Lending organisation. 3 Including new loans signed and commitments to investments in Lending bonds. 4 See page 8 for mandate fulfilment explanation. 5 Including loans outstanding and investments in Lending bonds. 6 See page 17 for key ratio definitions.

Q3 INTERIM MANAGEMENT STATEMENT / 5

# Operating and financial review

## Total comprehensive income

### January–September 2026 compared to January–September 2025

**NET PROFIT**

The net profit for the period January–September 2026 amounted to EUR 196.3 million, which was EUR 32.9 million lower than the corresponding period in 2025. Total operating income decreased from EUR 278.7 million to EUR 245.7 million. Net interest income increased by EUR 3.9 million while net fee and commission income decreased by EUR 1.4 million. The net loss on financial operations was EUR 20.5 million compared to a profit of EUR 15.0 million in the same period in 2025. Net loan losses ended at EUR 3.6 million compared to a loss of EUR 4.9 million in the same period in 2025. There have been no realised loan losses year to date.

**NET INTEREST INCOME**

Net interest income for the period amounted to EUR 265.5 million compared to EUR 261.6 million in the same period in 2025, an increase of EUR 3.9 million. Net interest income on lending activities amounted to EUR 156.3 million and was EUR 4.7 million lower than in 2025. Increase in outstanding financing supported net interest income on Lending activities during the third quarter. The interest income on treasury activities increased from EUR 100.7 million to EUR 109.2 million.

**NET FEE AND COMMISSION INCOME**

Net fee and commission income for the period January–September 2026 amounted to EUR 0.8 million, EUR 1.4 million lower than in the same period in 2025, mainly due to higher commission expenses, particularly in the third quarter.

**Net profit**
In millions of euro


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**Net interest income**
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**Net fee and commission income**
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NET PROFIT/LOSS ON FINANCIAL OPERATIONS The net profit/loss on financial operations for the period ended 30 September 2026 amounted to a loss of EUR 20.5 million compared to a profit of EUR 15.0 million in the same period last year. The result in the first three quarters of 2026 consisted mainly of unrealised losses, realised gains amounted to EUR 0.0 million. Unrealised valuation gains and losses on assets in the Bank’s liquidity portfolio of high quality bonds arise from changes in credit spreads. When credit spreads widen, this results in negative valuations on the bonds. If the Bank holds the bonds to maturity, so that they are not sold based on the current exit market value, any valuation gains and losses will reverse, as the bonds will settle at par. Unrealised valuation gains and losses can also relate to the interest rate hedges of the Bank’s funding and lending transactions. When the Bank raises funds with fixed rates or offers borrowers fixed rate loans, it hedges the resulting interest rate risk using swaps, in which the fixed rate is swapped to short term floating rates. The valuation of the swap hedges and underlying transactions for example use different rates and is therefore exposed to spread changes between those rates. Although this can lead to unrealised valuation gains and losses, these valuation changes will reverse by the maturity of the transactions so the effect over the lifetime will be zero. TOTAL OPERATING EXPENSES Total operating expenses amounted to EUR 45.8 million which is EUR 1.2 million higher than for the corresponding period in 2025. The Bank continues to invest in people and technology to remain relevant and fulfil the Bank’s mission. The cost/income ratio for the period January September 2026 was 18.6% compared to 16.0% in the same period in 2025. The Bank’s main expenses comprise personnel costs, costs related to IT, market data & research and depreciations of past investments in IT and its fixed assets like equipment and property. Personnel costs of EUR 29.5 million were EUR 0.9 million higher in the first three quarters of 2026 compared to the same period in 2025 due to annual salary adjustments and a higher head count. The other operating expenses were EUR 0.4 million higher in the first nine months of 2026 compared to the same period in 2025. Net profit/loss on financial operations In millions of euro Personnel expenses In millions of euro Other operating expenses In millions of euro 30 20 10 0 10 20 30Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 0 2 4 6 8 10 12 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 0 2 4 6 8 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 2024 2025 2026 Realised Unrealised 2024 2025 2026 2024 2025 2026

NET LOAN LOSSES For the period ended 30 September 2026, the Bank recorded net loan losses of EUR 3.6 million compared to a loss of EUR 4.9 million for the corresponding period in 2025. The change in expected credit losses during the first 9 months of the year was mainly driven by new loan commitments and credit migration. During the third quarter, reversals of net loan losses resulted in a gain of EUR 2.4 million. Overall asset quality remained stable and there were no realised losses during the period. OTHER COMPREHENSIVE INCOME The Bank separates the foreign currency basis spread from financial instruments used in fair value hedge accounting and this separated amount is recorded in Other comprehensive income (OCI). This unrealised amount was a loss of EUR 8.4 million for the first nine months of 2026 compared to a loss of EUR 15.8 million in the same period last year. The loss recorded is mainly due to the widening of the Cross Currency Basis Spreads, which negatively affect the valuation of basis swaps used to convert funding currencies into lending currencies. As the fair value hedges are kept to maturity the gains and losses in OCI are expected to reverse in full. For financial liabilities recorded at fair value through the profit and loss, valuation changes due to changes in own credit spreads are also recorded in OCI. For the nine month period ended 30 September 2026, the Bank recorded unrealised losses of EUR 0.2 million from these changes compared to an unrealised loss of EUR 1.8 million in the same period in 2025. TOTAL COMPREHENSIVE INCOME All in all, NIB’s total comprehensive income was EUR 23.9 million lower in the first nine months of 2026 compared to the same period in 2025. Total comprehensive income ended at EUR 187.6 million compared to EUR 211.6 million in the same period in 2025. Net loan losses In millions of euro Other comprehensive income In millions of euro Total comprehensive income In millions of euro8 4 0 4 8 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 20 10 0 10 20 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 100 80 60 40 20 0 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 2024 2025 2026 2024 2025 2026 2024 2025 2026

Financial position MISSION FULFILMENT NIB’s vision is for a prosperous and sustainable Nordic-Baltic region and the Bank has a mission Mandate fulfilment rating % of loans disbursed and mandate rated formulated as a dual mandate to provide lending that benefits the environment and/or improves productivity. All projects proposed for financing undergo a thorough assessment of their potential impact on productivity and the environment of the member country area. The mandate fulfilment is rated on a six grade scale from “negative” to “excellent”. During the first nine months of 2026, projects achieving a “good” or “excellent” mandate rating accounted for 100.0% of the total amount of loans disbursed thereby exceeding the target defined by NIB’s Board of Directors of 95%. New financing with a “good” or “excellent” rating on both mandates was 34.0% in the first nine months of 2026. 100 80 60 40 97.1% 99.2% 99.8% 99.9% 98.1% 97.5% 100%FINANCING OUTSTANDING The financing outstanding amounted to EUR 25,567 million, an increase of 6.1% compared to the end of 2025. This comprises EUR 24,625 million of loans outstanding and investments of EUR 942 million in lending bonds recorded in debt securities. The total new financing during the period amounted to EUR 3,473 million, 20 0 2021 2022 2023 2024 2025 2025 2026 Jan Sep Jan Sep which is EUR 787 million higher than for the same period in 2025. More information regarding new loans signed can be found on NIB’s website. Good or excellent in productivity only Good or excellent in environment only Good or excellent in both environment and productivity FINANCING HIGHLIGHTS In millions of euro, unless otherwise specified Jan–Sep 20261 Jan–Sep 20251 2025 2024 2023 2022 Development of financing outstanding during 2026 In millions of euro New loans signed 3,856 3,316 4,413 4,884 2,766 3,936 New investments in Lending bonds2 220 217 340 137 63 178 28,000 New financing 2,686 3,891 4,353 3,446 3,705 27,000 Number of new loans signed 49 52 71 75 52 54 Number of new investments in Lending bonds 13 15 20 8 4 10 26,000 3,473 1,667 25,000 24,000 23,000 Amortisations and prepayments 2,148 2,016 3,394 2,655 3,618 2,707 Financing outstanding 25,567 24,267 24,089 23,574 22,075 22,287 Member countries3 24,956 23,625 23,427 23,054 21,595 21,827 Non member countries3 696 716 742 590 546 526 ECL on loans outstanding 85 74 80 70 66 66 Credit impaired loans (Stage 3 ECL) 118 106 99 108 9 10 22,000 As % of total financing outstanding 0.46% 0.44% 0.41% 0.46% 0.04% 0.04% Dec’25 Book value New financing Amort. Prepaym. ECL1 FX changes Hedge Acc. adj. Other2 Sep’26 Book value1 Unaudited figures. 2 Investments in labelled (green, social, sustainability and sustainability linked), MREL (minimum requirement for own funds and eligible liabilities) and other bonds initiated by Lending organisation. 3 Based on country of risk owner classification. 1 Changes in expected credit losses 2 Fair valuation and other adjustments

FUNDING By the end of September, the Bank had raised EUR 8.2 billion in new funding, which compares to EUR 8.5 billion in the same period last year. This corresponds to around 90% of the expected funding need for the year. The strategy for 2026 has been to complete benchmark transactions in US dollars and Euros, Development of debts evidenced by certificates during 2026 In millions of euro 44,000 complemented with other public and private issues in order to maintain a diversified issuance in different currencies and a global investor base. The Bank will also continue issuing sustainable funding products. During the third quarter NIB executed its second major USD transaction of the year, issuing a USD 1.0 billion 3 year global benchmark bond. The Bank has also continued to be active under its NIB Environmental Bond (NEB) framework. During the third quarter the Bank issued NEB bonds denominated in the Nordic currencies for a total volume of SEK 2 billion, NOK 1.5 billion, DKK 1 billion, respectively. 42,000 40,000 38,000 36,000 34,000 8,191 5,547 For a full list of funding transactions, please click here. 32,000 Dec’25 Book value New debt issuance Amort. Call & Buy backs FX changes Hedge Acc. adj. Other1 Sep’26 Book value 1 Fair valuation and other adjustments

Financial statements Statement of comprehensive income In thousands of euro Note Jan–Sep 20261 Jan–Sep 20251 YoY change % Jan–Dec 2025 Interest income calculated using the effective interest method 796,576 819,619 2.8% 1,074,048 Other interest income 274,781 397,585 30.9% 502,980 Interest expense 805,902 955,650 15.7% 1,227,610 Net interest income (1) 265,456 261,553 1.5% 349,418 Commission income and fees received 6,078 5,613 8.3% 9,853 Commission expense and fees paid 5,263 3,399 54.9% 4,818 Net fee and commission income 814 2,214 63.2% 5,035 Net profit/loss on financial operations (2) 20,544 15,001 N/A 5,966 Foreign exchange gains and losses 45 96 53.3% 128 Total operating income 245,681 278,672 11.8% 360,290 Expenses General administrative expenses Personnel expenses 29,475 28,582 3.1% 38,545 Other administrative expenses 11,898 12,010 0.9% 17,269 Depreciation 4,430 3,964 11.8% 5,483 Total operating expenses 45,804 44,557 2.8% 61,297 Profit before loan losses 199,878 234,115 14.6% 298,994 Net loan losses (3) (4) 3,594 4,945 27.3% 11,606 Net profit for the period 196,284 229,171 14.4% 287,387 Other comprehensive income Items that will be reclassified to income statement Fair value hedges valuation of cross currency basis spread 8,447 15,835 46.7% 17,148 Items that will not be reclassified to income statement Changes in own credit risk on liabilities recorded at fair value 187 1,769 89.4% 5,510 Total other comprehensive income 8,634 17,604 51.0% 22,658 Total comprehensive income 187,650 211,567 11.3% 264,729 1 Unaudited figures. The accompanying notes are an integral part of these financial statements.

Statement of financial position In thousands of euro Note 30 Sep 20261 30 Sep 20251 31 Dec 2025 Assets Cash and balances at banks 851,931 994,966 1,004,731 Placements with credit institutions 6,294,958 6,591,621 5,542,048 Debt securities 12,179,643 11,699,640 11,812,968 Other financial placements 208 222 199 Loans outstanding (5) 24,625,147 23,540,738 23,249,266 Intangible assets 16,725 13,107 14,471 Tangible assets, property and equipment 27,103 28,059 27,626 Derivatives 963,281 895,883 909,670 Other assets 119,499 36,460 77,972 Total assets 45,078,495 43,800,697 42,638,951 Liabilities and equity Amounts owed to credit institutions 209,389 123,900 184,022 Debts evidenced by certificates (6) 38,038,985 36,947,222 35,883,334 Derivatives 1,901,269 1,768,779 1,737,002 Other liabilities 85,900 272,657 93,292 Total liabilities 40,235,543 39,112,558 37,897,650 Paid in capital 845,543 845,543 845,543 Statutory reserve 836,884 836,884 836,884 General credit risk fund 2,956,304 2,754,917 2,754,917 Other reserves 7,936 21,624 16,570 Profit available for appropriation 196,284 229,171 287,387 Total equity 4,842,951 4,688,139 4,741,302 Total liabilities and equity 45,078,495 43,800,697 42,638,951 1 Unaudited figures. The accompanying notes are an integral part of these financial statements.

NIB Q3 INTERIM MANAGEMENT STATEMENT / 12

# Statement of changes in equity

| In thousands of euro | Paid-in capital | Statutory reserve | General credit risk fund | Profit available for appropriation | Changes in own credit risk on liabilities recorded at fair value | Cost of hedging reserve | Total |
|---|---|---|---|---|---|---|---|
| **Equity as of 31 December 2024** | **845,543** | **836,884** | **2,574,771** | **256,147** | **10,826** | **28,403** | **4,552,573** |
| Net profit for the period | - | - | - | 229,171 | - | - | 229,171 |
| Other comprehensive income | - | - | - | - | -1,769 | -15,835 | -17,604 |
| Total comprehensive income | 0 | 0 | 0 | 229,171 | -1,769 | -15,835 | 211,567 |
| Transactions with owners in their capacity as owners | | | | | | | |
| Appropriation of profit | - | - | 180,147 | -180,147 | - | - | 0 |
| Dividends | - | - | - | -76,000 | - | - | -76,000 |
| **Equity as of 30 September 2025[1]** | **845,543** | **836,884** | **2,754,917** | **229,171** | **9,057** | **12,567** | **4,688,139** |
| Net profit for the period | - | - | - | 58,216 | - | - | 58,216 |
| Other comprehensive income | - | - | - | - | -3,741 | -1,313 | -5,054 |
| Total comprehensive income | 0 | 0 | 0 | 58,216 | -3,741 | -1,313 | 53,162 |
| **Equity as of 31 December 2025** | **845,543** | **836,884** | **2,754,917** | **287,387** | **5,315** | **11,255** | **4,741,302** |
| Net profit for the period | - | - | - | 196,284 | - | - | 196,284 |
| Other comprehensive income | - | - | - | - | -187 | -8,447 | -8,634 |
| Total comprehensive income | 0 | 0 | 0 | 196,284 | -187 | -8,447 | 187,650 |
| Transactions with owners in their capacity as owners | | | | | | | |
| Appropriation of profit | - | - | 201,387 | -201,387 | - | - | 0 |
| Dividends | - | - | - | -86,000 | - | - | -86,000 |
| **Equity as of 30 September 2026[1]** | **845,543** | **836,884** | **2,956,304** | **196,284** | **5,128** | **2,808** | **4,842,951** |

[1] Unaudited figures.
The accompanying notes are an integral part of these financial statements.

NIB
Q3 INTERIM MANAGEMENT STATEMENT / 13

# Cash flow statement

| In thousands of euro | Jan-Sep 2026[1] | Jan-Sep 2025[1] | Jan-Dec 2025 |
|---|---|---|---|
| Cash flows from operating activities | | | |
| Net profit for the period | 196,284 | 229,171 | 287,387 |
| Adjustments: | | | |
| Unrealised gains/losses of financial assets and liabilities measured at fair value | 8,130 | -14,308 | -18,758 |
| Hedge accounting ineffectiveness | 12,593 | 1,604 | 14,188 |
| ECL non-lending activities | -177 | 33 | 152 |
| Net loan losses (ECL lending activities) | 3,594 | 4,945 | 11,606 |
| Depreciation and write-down in value of tangible and intangible assets | 4,430 | 3,964 | 5,483 |
| Other adjustments to the net profit for the period | 6,962 | 3,497 | 4,123 |
| Adjustments | 35,532 | -265 | 16,793 |
| | | | |
| Change in operative assets | | | |
| Change in placements with credit institutions | -1,324,557 | 2,000,571 | 2,169,461 |
| Change in debt securities | -455,771 | -1,059,588 | -1,250,692 |
| Change in loans outstanding | -1,292,828 | -527,619 | -209,882 |
| Change in derivatives, net | -109,033 | -404,910 | -500,650 |
| Change in other assets | 4,108 | 3,423 | 3,930 |
| Change in operative assets | -3,178,081 | 11,878 | 212,168 |
| | | | |
| Change in operative liabilities | | | |
| Change in amounts owed to credit institutions | 77,081 | -807,546 | -799,219 |
| Change in other liabilities | -49,523 | 46,458 | 129,079 |
| Change in operative liabilities | 27,558 | -761,088 | -670,140 |
| | | | |
| **Cash flows from operating activities** | **-2,918,707** | **-520,305** | **-153,791** |

[1] Unaudited figures.
The accompanying notes are an integral part of these financial statements. The cash flow statement has been prepared using the indirect method and cash flow items cannot be directly concluded from the statements of financial positions.

| In thousands of euro | Jan-Sep 2026[1] | Jan-Sep 2025[1] | Jan-Dec 2025 |
|---|---|---|---|
| Cash flows from investing activities | | | |
| Acquisition of intangible assets | -3,374 | -3,024 | -4,791 |
| Acquisition of tangible assets | -2,392 | -1,689 | -2,242 |
| | | | |
| **Cash flows from investing activities** | **-5,766** | **-4,713** | **-7,032** |
| | | | |
| Cash flows from financing activities | | | |
| Debts evidenced by certificates | | | |
| New debt issuance | 8,091,026 | 8,506,173 | 9,161,702 |
| Redemptions | -5,846,507 | -6,061,205 | -7,855,656 |
| Debts evidenced by certificates | 2,244,520 | 2,444,968 | 1,306,046 |
| | | | |
| Dividend paid | -86,000 | -76,000 | -76,000 |
| | | | |
| **Cash flows from financing activities** | **2,158,520** | **2,368,968** | **1,230,046** |
| | | | |
| **Change in cash and cash equivalents, net** | **-765,953** | **1,843,951** | **1,069,222** |
| | | | |
| Opening balance for cash and cash equivalents, net | 2,849,624 | 1,767,453 | 1,767,453 |
| Exchange rate adjustments | 31,478 | 10,049 | 12,949 |
| Closing balance for cash and cash equivalents, net | 2,115,149 | 3,621,453 | 2,849,624 |
| **Change in cash and cash equivalents, net** | **-765,953** | **1,843,951** | **1,069,222** |
| | | | |
| Additional information to the statement of cash flows | | | |
| Interest received | 1,023,564 | 1,221,684 | 1,614,440 |
| Interest paid | -754,168 | -957,173 | -1,224,578 |

| In thousands of euro | 30 Sep 2026[1] | 30 Sep 2025[1] | 31 Dec 2025 |
|---|---|---|---|
| The following items are included in cash and cash equivalents, net | | | |
| Cash and balances at banks | 851,931 | 994,966 | 1,004,731 |
| Short-term placements with credit institutions | 1,263,299 | 2,626,487 | 1,844,893 |
| Short-term amounts owed to credit institutions | -81 | - | - |
| **Cash and cash equivalents, net** | **2,115,149** | **3,621,453** | **2,849,624** |

[1] Unaudited figures.
The accompanying notes are an integral part of these financial statements. The cash flow statement has been prepared using the indirect method and cash flow items cannot be directly concluded from the statements of financial positions.

Notes to the interim financial statements Note 1: Net interest income Note 2: Net profit/loss on financial operations In thousands of euro Jan–Sep 20261 Jan–Sep 20251 Jan–Dec 2025 Interest Income Cash and balances at banks 15,116 17,682 22,772 Placements with credit institutions 23,425 29,417 38,377 Debt securities 81,461 68,090 93,290 Loans outstanding 645,188 655,606 860,438 Derivatives 31,387 48,823 59,172 Interest income calculated using the effective interest method 796,576 819,619 1,074,048 Placements with credit institutions 90,488 129,380 157,901 Debt securities 164,158 152,114 205,619 Loans outstanding 1,914—32 Derivatives 18,221 116,090 139,428 Other interest income 274,781 397,585 502,980 Total interest income 1,071,357 1,217,203 1,577,028 Interest expense Placements owed to credit institutions -1,767 -6,953 -7,634 Debts evidenced by certificates -869,665 -835,145 -1,112,990 Derivatives 65,531 -113,553 -106,987 Total interest expense -805,902 -955,650 -1,227,610 Net interest income 265,456 261,553 349,418 1 Unaudited figures. In thousands of euro Jan–Sep 20261 Jan–Sep 20251 Jan–Dec 2025 Financial instruments measured at fair value, realised gains and losses -10 5,689 4,906 Financial instruments measured at fair value, unrealised gains and losses -8,130 14,308 18,758 Financial instruments measured at amortised cost, realised gains and losses 13 -3,359 -3,359 Expected credit loss on financial placements 177 -33 -152 Hedge accounting ineffectiveness -12,593 -1,604 -14,188 Net profit/loss on financial operations -20,544 15,001 5,966 1 Unaudited figures.

NIB Q3 INTERIM MANAGEMENT STATEMENT / 15

# Note 3: Expected credit loss

| In thousands of euro | Stage 1 | Stage 2 | Stage 3 | Total |
|---|---|---|---|---|
| **Balance as of 31 December 2024** | **51,100** | **8,472** | **16,512** | **76,084** |
| Transfer to Stage 1 | 2,552 | -2,552 | - | 0 |
| Transfer to Stage 2 | -3,023 | 3,023 | - | 0 |
| Transfer to Stage 3 | - | - | - | 0 |
| New assets originated or purchased | 11,787 | 178 | - | 11,964 |
| Amortisations and repayments | -9,768 | -1,687 | - | -11,455 |
| Impact of remeasurement on existing assets | -6,289 | 10,757 | - | 4,468 |
| Foreign exchange adjustments and other changes | - | - | -923 | -923 |
| Net change in statement of comprehensive income | -4,741 | 9,719 | -923 | 4,054 |
| Realised losses | - | - | - | 0 |
| **Balance as of 30 September 2025[1]** | **46,359** | **18,190** | **15,589** | **80,138** |
| Transfer to Stage 1 | 276 | -276 | - | 0 |
| Transfer to Stage 2 | -1,203 | 1,203 | - | 0 |
| Transfer to Stage 3 | - | -724 | 724 | 0 |
| New assets originated or purchased | 2,563 | -30 | - | 2,532 |
| Amortisations and repayments | -3,224 | -402 | - | -3,626 |
| Impact of remeasurement on existing assets | -103 | 712 | 7,265 | 7,874 |
| Foreign exchange adjustments and other changes | - | - | -8 | -8 |
| Net change in statement of comprehensive income | -1,690 | 483 | 7,981 | 6,773 |
| Realised losses | - | - | - | 0 |
| **Balance as of 31 December 2025** | **44,669** | **18,673** | **23,570** | **86,912** |
| Transfer to Stage 1 | 1,241 | -1,241 | - | 0 |
| Transfer to Stage 2 | -1,275 | 1,275 | - | 0 |
| Transfer to Stage 3 | - | - | - | 0 |
| New assets originated or purchased | 13,425 | 198 | - | 13,623 |
| Amortisations and repayments | -6,408 | -5,744 | - | -12,152 |
| Impact of remeasurement on existing assets | -3,765 | 2,630 | 3,080 | 1,946 |
| Foreign exchange adjustments and other changes | - | - | 253 | 253 |
| Net change in statement of comprehensive income | 3,218 | -2,881 | 3,333 | 3,670 |
| Realised losses | - | - | - | 0 |
| **Balance as of 30 September 2026[1]** | **47,886** | **15,792** | **26,903** | **90,582** |

1 Unaudited figures.

### EXPECTED CREDIT LOSS IN STATEMENT OF FINANCIAL POSITION

| In thousands of euro | 30 Sep 2026[1] | 30 Sep 2025[1] | 31 Dec 2025 |
|---|---|---|---|
| Loans outstanding[2] | 85,318 | 73,858 | 80,263 |
| Loan commitments (recorded in other liabilities) | 3,765 | 4,723 | 4,972 |
| Debt securities | 1,499 | 1,558 | 1,677 |
| **Total** | **90,582** | **80,138** | **86,912** |

[1] Unaudited figures.
[2] Including write-down of accrued interest.

### EXPECTED CREDIT LOSS IN STATEMENT OF COMPREHENSIVE INCOME

| In thousands of euro | Jan-Sep 2026[1] | Jan-Sep 2025[1] | Jan-Dec 2025 |
|---|---|---|---|
| Net profit/loss on financial operations (Note 2) | 177 | -33 | -152 |
| Net loan losses (Note 4) | -3,594 | -4,945 | -11,606 |
| Foreign exchange gains and losses | -253 | 923 | 931 |
| **Total recognised in statement of comprehensive income** | **-3,670** | **-4,054** | **-10,827** |

[1] Unaudited figures.

# Note 4: Net loan losses

| In thousands of euro | Jan-Sep 2026[1] | Jan-Sep 2025[1] | Jan-Dec 2025 |
|---|---|---|---|
| Change in expected credit loss on Stage 1 and 2 loans and loan commitments | -514 | -4,945 | -3,618 |
| Change in expected credit loss on Stage 3 loans | -3,080 | - | -7,989 |
| Expected credit loss | -3,594 | -4,945 | -11,606 |
| Recoveries on claims | - | - | - |
| **Net loan losses** | **-3,594** | **-4,945** | **-11,606** |

[1] Unaudited figures.
There were no realised losses for the periods Jan-Sep 2026, Jan-Sep 2025 or Jan-Dec 2025.

Note 5: Financing outstanding Note 6: Debts evidenced by certificates In thousands of euro Jan–Sep 20261 Jan–Sep 20251 Jan–Dec 2025 Opening balance 24,088,945 23,573,771 23,573,771 New financing 3,473,418 2,686,232 3,890,717 Amortisations -1,666,798 -1,667,443 -2,500,942 Prepayments -481,674 -348,607 -893,495 Changes in expected credit losses -4,843 -4,393 -10,852 Foreign exchange changes 231,391 -36,152 14,380 Fair value adjustments -10,053 5,249 3,934 Hedge accounting adjustments -136,658 33,225 19,456 Other 73,110 25,149 -8,024 Closing balance 25,566,837 24,267,030 24,088,945 Loans outstanding 24,625,147 23,540,738 23,249,266 Investments in Lending bonds 941,689 726,292 839,678 Total financing outstanding 25,566,837 24,267,030 24,088,945 1 Unaudited figures. In thousands of euro Jan–Sep 20261 Jan–Sep 20251 Jan–Dec 2025 Opening balance 35,883,334 36,229,507 36,229,507 New debt issuance 8,191,026 8,516,569 9,161,702 Amortisations -5,547,021 -5,540,375 -7,324,826 Calls and buy backs -299,485 -520,830 -530,830 Foreign exchange changes 754,817 -2,011,620 -1,977,753 Fair value adjustments -30,977 12,896 16,518 Hedge accounting adjustments -887,217 227,068 175,833 Other -25,492 34,007 133,182 Closing balance 38,038,985 36,947,222 35,883,334 1 Unaudited figures.

Note 7: Basis of preparation This interim management statement is not presented in accordance with IAS 34 Interim Financial Reporting, as this statement excludes a number of disclosures. The accounting policies and methods of computation are the same as described in Note 2 Accounting policies of NIB’s Financial Report 2025. This report should be read in conjunction with NIB’s 2025 audited IFRS financial statements. During the period, the International Accounting Standards Board (IASB) issued amendments to certain existing standards. However, none of these amendments has had a material impact on the Bank’s financial statements. Presentation and disclosures in financial statements (IFRS 18) In April 2024, the IASB issued IFRS 18, which replaces IAS 1 and is effective from 1 January 2027. IFRS 18 introduces new requirements for presentation within the statement of profit or loss, including specified totals and subtotals. Furthermore, entities are required to classify all income and expenses within the statement of profit or loss into one of the five categories: operating, investing, financing, income taxes and discontinued operations. The standard requires disclosure of management defined performance measures, and aggregation and disaggregation of financial information. The Bank is currently evaluating the implications of IFRS 18 on its financial statements. Based on a preliminary assessment, the new standard may result in the reclassification of certain items within the statement of profit or loss. Furthermore, disclosures of management defined performance measures will be added. No material impacts are anticipated at this stage. There have been no material changes in the used accounting judgements, estimates and assumptions that may affect the Bank’s profits, its financial position and other information presented. Significant judgements and estimates are applied mainly to loan impairment testing and valuations of financial assets and liabilities. NIB’s business model gives rise to financial (credit, market, and liquidity) and non financial (e.g. operational) risks which are managed through sound banking principles and practices. There have been no significant changes in the Bank’s net exposure to these risks compared to those described in Note 3 Risk management in the 2025 IFRS financial statements. There have been no material changes in relation to transactions with related parties compared to those described in Note 29 Related party disclosures in the 2025 IFRS financial statements. There have been no material post balance sheet events that would require disclosure or adjustment to these financial statements. This report was approved by the Executive Committee on 19 October 2026. KEY RATIO DEFINITIONS Equity/total assets = Total equity at reporting date Total assets at reporting date Return on equity = Annualised profit for the period Average equity for the period Cost/income = Total operating expenses for the period Total operating income for the period

NORDIC INVESTMENT BANK FINANCING THE FUTURE CONTACT Kim Skov Jensen Vice President & CFO kim.jensen@nib.int Jens Hellerup Senior Director, Head of Treasury jens.hellerup@nib.int Jukka Ahonen Chief Corporate Affairs Officer jukka.ahonen@nib.int For more information about the Nordic Investment Bank, visit www.nib.int